EXHIBIT 99.1

1801 E. St. Andrew Place, Santa Ana, CA 92705	FOR IMMEDIATE RELEASE
(714) 466-1000 Fax (714) 466-5800	Powerwave Contact: Kevin Michaels
(714) 466-1608

POWERWAVE TECHNOLOGIES PRICES

CONVERTIBLE SUBORDINATED NOTES

SANTA ANA, Calif., November 5, 2004 – Powerwave Technologies, Inc. (NASDAQ: PWAV) today announced it has priced its previously announced private placement of $150 million aggregate principal amount of convertible subordinated notes due November 2024. In addition, Powerwave has granted the initial purchaser of the notes a 30-day option to purchase up to an additional $50 million principal amount of the notes.

The notes will be convertible into common stock of Powerwave at an initial conversion price of $11.09 per share and will accrue interest at an annual rate of 1.875%. The notes will mature in twenty years. Powerwave may redeem the notes beginning on November 21, 2009 until November 20, 2010 and on or after November 21, 2010 until November 20, 2011, if the closing price of Powerwave’s common stock is more than $17.74 and $14.42, respectively, for at least 20 trading days within a 30 consecutive trading day period. The notes may be redeemed by Powerwave at any time after November 21, 2011. The transaction is expected to close in November 2004. The closing is subject to customary closing conditions.

The net proceeds of the offering will be used: (1) to fund the purchase of approximately $40 million of its common stock simultaneously with the issuance of the Notes and (2) to increase financial flexibility for possible future acquisitions and for general corporate purposes.

POWERWAVE PRICES CONVERTIBLE NOTES

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security. Neither the notes nor the underlying shares of common stock have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The statements in this press release regarding the timing of the proposed private placement and its terms are forward-looking statements that involve risks and uncertainties including, but not limited to, market conditions and the price and market for the securities to be offered.

About Powerwave Technologies

Powerwave Technologies, Inc., is a global supplier of end-to-end wireless solutions for wireless communications networks. Powerwave designs, manufactures and markets antennas, boosters, combiners, filters, repeaters, multi-carrier RF power amplifiers and tower-mounted amplifiers and advanced coverage solutions, all for use in cellular, PCS and 3G networks throughout the world. Corporate headquarters are located at 1801 E. St. Andrew Place, Santa Ana, Calif. 92705. Telephone (714) 466-1000. For more information on Powerwave’s advanced wireless coverage and capacity solutions, please call (888)-PWR-WAVE (797-9283) or visit our web site at www.powerwave.com. Powerwave, Powerwave Technologies and the Powerwave logo are registered trademarks of Powerwave Technologies, Inc.

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